EXHIBIT 99

NEWS RELEASE	For more information
For Immediate Release	Mary Ryan
630-663-8283

Aftermarket Technology Corp. Reports Second Quarter 2005 Results

•                  Net sales increased 7.1% quarter-over-quarter

•                  Record sales in Logistics

•                  Income from continuing operations increased 21.0% quarter-over-quarter

•                  Earnings per share at $0.35 exceeded guidance

DOWNERS GROVE, Illinois, Wednesday, July 27, 2005—Aftermarket Technology Corp. (NASDAQ:ATAC), today reported financial results for the second quarter of 2005.

For the quarter ended June 30, 2005, net sales increased by $7.0 million, or 7.1%, to $105.1 million from $98.1 million for the quarter ended June 30, 2004.  Income from continuing operations increased by $1.3 million, or 21.0%, to $7.5 million compared to $6.2 million for the second quarter 2004.  Income from continuing operations per diluted share increased to $0.35 for the second quarter of 2005 from $0.30 for the second quarter 2004.

Management Comments

In commenting on the Company’s results, Don Johnson, President and CEO said, “During the second quarter, we delivered significantly increased net sales, income from continuing operations, and earnings per share. Of particular note, earnings per diluted share of $0.35 exceeded our guidance of $0.28-$0.32.  We believe our solid second quarter performance puts us on track for the year while we continue to invest in our future to grow and diversify our product line, customer base and markets.”

“Within our Drivetrain Segment, second quarter sales of $65.3 million and segment profit of $9.4 million were slightly higher than our guidance, although down 5% and 13%, respectively, on a quarter-over-quarter basis. Strength in the segment is attributed to increases in the Ford transmission volume due to market incentives offered during the second quarter and our ongoing cost reduction program.  Offsetting factors that we anticipated were the scheduled, annual price adjustments that were previously agreed to in the 2003 contract extensions, as well as some continued weakness in Jaguar volume.”

“The Drivetrain Segment results were also impacted by continued investment in our business development work during the quarter, which is aimed at expanding existing long-term customer relationships and establishing new ones. Our investments resulted in two new, exciting opportunities that will diversify both our customer base and product offerings.”

“First, as a part of our previously announced agreement with Fallbrook Technologies, we expect to produce new and leading CVT technology for transmissions for a number of customers’ vehicles and markets. Our investments are related to exploring opportunities in bicycle, light electric vehicle, mower/utility vehicle, and medium-duty tractor, and other applications.”

“Secondly, we won new business to supply remanufactured transmissions to a leading transmission OEM for medium- and heavy-duty trucks.  We expect to launch this new line of products in the fourth quarter with expected annual revenues of approximately $10 million.”

“Our Logistics Segment delivered a record quarter of net sales at $33.8 million, or a 37% improvement, compared to the second quarter of 2004, which was in line with our guidance.  Segment profit of $3.3 million was also in line with our guidance, but 11% lower than the prior year’s second quarter. The lower segment profit was anticipated due to start-up expenses associated with the very successful June opening of our Fort Worth-based returns, test and repair facility for the new contracts and the growth associated with Cingular, Nokia and T-Mobile.”

“Strength in the quarter came from the implementation of new business signed in late 2004 and early 2005 as well as growth in our base Logistics business in the wireless and electronics industry. We continue to gain momentum with new business from both existing and new customers, which is driven largely by the quality and value-added services our Logistics organization provides to customers.”

“Our Independent Aftermarket business also made significant strides in the quarter. Sales increased 22% in the second quarter to $6.0 million, up from $4.9 million in the same period last year. The restructuring efforts during the past twelve months have enabled us to narrow our operating loss by 94% to $0.1 million for the second quarter of this year, compared to a loss of $1.7 million in the comparable quarter last year.”

Mr. Johnson concluded, “As we look ahead to the third quarter and the balance of the year, we expect continued strength in our financial performance as we realize the benefits from the new business implemented during the first half of the year and as we continue toward our goal of $21 million in cost reductions for the year. Our third quarter 2005 earnings per share from continuing operations is expected to be in the range of $0.35-$0.39 driven by the anticipated return to planned transmission volumes with Ford, higher than previously expected volumes with Honda, full quarter effect of the significant revenue improvement associated with the new returns, test and repair center for Cingular, Nokia and T-Mobile, continued growth in the base Logistics business, and sustained improvement in the Independent Aftermarket.”

“We remain committed to achieving our full year guidance of $1.38-$1.42 earnings per diluted share from continuing operations as we continue to invest in business and product development to grow and diversify ATC’s revenues, customers, products, and markets.”

ATC will simultaneously host a conference call (dial-in number is 888-203-7337) and webcast on July 28, 2005 at 9:00 AM Central time to discuss items referenced in this press release.

Conference call information (for those interested in asking questions after the presentation) and the webcast link (for those interested in listening only) are available at the Company’s website at www.goATC.com. Click on Investor Relations and SEC Filings. Select Webcasts.  Please access the website at least fifteen minutes prior to the call to register, download slides and install any necessary audio/video software.  A “No Audio-Slides Only” link has been added this quarter and will allow conference call participants to view slides in sync with the conference call.

The call and slides will be archived for one-year on the ATC website and will be available two hours subsequent to the call.

For further information, please see the Company’s most recent Form 10-Q filed with the Securities and Exchange Commission.

ATC is headquartered in Downers Grove, Illinois.  The Company provides outsourced engineered solutions and supply chain logistics services to the light vehicle (cars and light trucks) aftermarket and consumer electronics industries.

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The preceding paragraphs contain statements that are not related to historical results and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include those that are predictive or express expectations that depend upon or refer to future events or conditions, or that concern future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, or possible future Company actions.  Forward-looking statements involve risks and uncertainties because such statements are based on current expectations, projections and assumptions regarding future events that may not prove to be accurate.  Actual results may differ materially from those projected or implied in the forward-looking statements.  The factors that could cause actual results to differ are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings made by the Company with the Securities and Exchange Commission.

AFTERMARKET TECHNOLOGY CORP.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)

Net sales:
Products	$71,327	$73,512	$134,091	$138,966
Services	33,793	24,597	64,990	44,168
Total net sales	105,120	98,109	199,081	183,134

Cost of sales:
Products	53,601	54,584	101,737	105,655
Services	25,431	16,742	48,649	30,003
Total cost of sales	79,032	71,326	150,386	135,658

Gross profit	26,088	26,783	48,695	47,476

Selling, general and administrative expense	13,101	13,281	25,816	25,787
Amortization of intangible assets	32	32	63	63
Exit, disposal, certain severance and other charges	348	2,685	459	3,476

Income from operations	12,607	10,785	22,357	18,150

Interest income	408	634	1,210	1,212
Other income, net	624	3	600	7
Equity in income (losses) of investee	20	(45)	—	51
Interest expense	(1,920)	(1,831)	(3,871)	(3,612)

Income from continuing operations before income taxes	11,739	9,546	20,296	15,808

Income tax expense	4,285	3,341	7,408	5,796

Income from continuing operations	7,454	6,205	12,888	10,012

Gain (loss) from discontinued operations, net of income taxes	—	226	(84)	332
Net income	$7,454	$6,431	$12,804	$10,344

Per common share - basic:
Income from continuing operations	$0.35	$0.30	$0.61	$0.47
Net income	$0.35	$0.31	$0.60	$0.49
Gain (loss) from discontinued operations	$—	$0.01	$—	$0.02

Weighted average number of common shares outstanding	21,255	20,743	21,213	21,297

Per common share - diluted:
Income from continuing operations	$0.35	$0.30	$0.60	$0.46
Net income	$0.35	$0.31	$0.60	$0.48
Gain (loss) from discontinued operations	$—	$0.01	$—	$0.02

Weighted average number of common and common equivalent shares outstanding	21,436	21,027	21,414	21,619